Exhibit 10.5

[COCA-COLA REFRESHMENTS LETTERHEAD]

September 11, 2012

Mr. Brian Smith

Mexico City, Mexico

Dear Brian,

We are delighted to confirm your new position as President, Latin America Group, job grade 21, with an effective date of January 1, 2013.  You will report to me.  The information contained in this letter provides details of your new position.

•                  Your principal place of assignment will be Mexico City, Mexico.  Your employer in Mexico will be Servicios Integrados de Administración y Alta Gerencia, S. de R.L. de C.V.

•                  Your annual base salary for your new position will be determined during the normal rewards cycle in February 2013, with any increase to be effective April 1, 2013.

•                  You will continue to be eligible to participate in the annual Performance Incentive Plan.  Your target annual incentive for 2013 will be 100% of gross annual salary.

•                  Your 2012 annual incentive will be determined at your current annual incentive target. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. The plan may be modified from time to time.

•                  You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program.  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive equity awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future.  Currently, the award is delivered 60% stock options and 40% Performance Share Units. As a discretionary program, the award timing, frequency, size and distribution between stock options and PSUs are variable.

•                  You are expected to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to 4 times your base salary.  Because this represents an increase from your prior target level, you will have an additional 2 years, or until December 31, 2014, to meet your requirement.  You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•                  You will continue to be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding.

•                  You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•                  As a mobile assignee, you will participate in the Global Mobility Program and be provided the standard benefits of the Global Mobility Policy.

I feel certain that you will find challenge, satisfaction and opportunity in this new role and as we continue our journey toward the 2020 Vision.  Should you have any questions about the foregoing, please call Ceree Eberly at 404-676-3336.

Sincerely,

/s/ Steve Cahillane

Steve Cahillane

cc:	Ceree Eberly
Executive Compensation